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                        [LOGO OF MARKWEST APPEARS HERE]


MarkWest Hydrocarbon Partners, Ltd.                             PH:(303)290-8700
5613 DTC Parkway, Suite 400                                    FAX:(303)290-8769
Englewood, CO  80111

                             SALES ACKNOWLEDGEMENT
                                                           DATE   August 8, 1994
                                                                ----------    --
WE HEREBY CONFIRM SALE TO:                                            No. 12577
Ashland Petroleum Company,                                                ------
     Div. of Ashland Oil, Inc.
P.O. Box 391
Ashland, KY  41105

PER CONVERSATIONS BETWEEN MR. Dean Kazee       AND OUR MR. Fred Shato
                              -----------------            --------------------

PRODUCT     Normal Butane

QUANTITY    Approximately [CONFIDENTIAL TREATMENT REQUESTED] gallons

PRICE       See attached terms

CONSIGNEE

ORIGIN

FOB POINT   Siloam, KY

ROUTING

TERMS OF PAYMENT   Net 10 calendar days via check

TIME OF DELIVERY   September 1, 1994 through August 31, 1996

HOW DELIVERED      Into railcars or barges provided by Buyer
                   via Rail/Barge

REMARKS:           See Attachment "A"


                   SUBJECT TO TERMS & CONDITIONS ATTACHED

Void if not returned fully executed to this office within ten (10) days from the date of the order.

ACCEPTED                 19       MarkWest Hydrocarbon Partners, Ltd.
        -----------------  ----   By MarkWest Hydrocarbon, Inc., General Partner

                                 BY
- -------------------------------    ---------------------------------------------
                                             Brian T. O'Neill, Sr. V.P.
BY                               BY
  -----------------------------    ---------------------------------------------
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                                 ATTACHMENT "A"
                        ADDITIONAL TERMS AND CONDITIONS
                    ASHLAND PETROLEUM NC4 PURCHASE AGREEMENT

1.) Ashland Petroleum Company, Division of Ashland Oil, Inc. (buyer) agrees to purchase from MarkWest Hydrocarbon Partners, Ltd. (Seller) the total productions of normal butane from Seller's Siloam, KY fractionation plant, estimated to be approximately [CONFIDENTIAL TREATMENT REQUESTED] gallons (approximately [CONFIDENTIAL TREATMENT REQUESTED] gallons per month), with a projected yearly volume increase of approximately [CONFIDENTIAL TREATMENT REQUESTED].

2.) Term of sale shall be September 1, 1994 through August 31, 1996 with an option to extend year to year thereafter upon written approval of both parties.

3.) Product to be delivered FOB Seller's Siloam, KY plant loaded into Buyer provided railcars and/or barges at Buyer's option.

4.) It is anticipated that deliveries made during March through September will be predominately for shipment to Ashland Chemical Company, while deliveries made during October through February will be predominately for shipment to Ashland Petroleum Company; however, direction of shipment of all deliveries shall be at Buyer's option.

5.) Minimum purity for deliveries into railcars for shipment to Ashland Chemical shall be [CONFIDENTIAL TREATMENT REQUESTED] during March through September. Minimum purity for deliveries into railcars or barges for shipment to Ashland Petroleum shall be [CONFIDENTIAL TREATMENT REQUESTED] at all times.

6.) Seller will designate on each invoice to which of Buyer's entities shipment was made.

7.) The base price for deliveries made during the first through the fifteenth day of each month shall be the simple average of the daily high-low postings for TET spot normal butane at Mt. Belview, Texas as reported in Oil Price Information Service (OPIS) during the sixteenth throughout the last day of the month immediately preceding delivery. The base price for deliveries made during the sixteenth through the last day of each month shall be the simple average of the daily high-low postings for TET spot normal butane at Mt. Belview, Texas as reported in OPIS for the first through the fifteenth day of the month of delivery. Deliveries for shipment to Ashland Chemical Company will be billed at the foregoing described base price plus [CONFIDENTIAL TREATMENT REQUESTED] per gallon. Deliveries for shipment to Ashland Petroleum Company will be billed at the foregoing described base price plus [CONFIDENTIAL TREATMENT REQUESTED] per gallon.

8. Payment terms are net 10 days from date of shipment via check.
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9.) If at anytime during the term of this Agreement the OPIS TET Mt. Belview average spot posting for isobutane exceeds the OPIS TET Mt. Belview average spot posting for normal butane by [CONFIDENTIAL TREATMENT REQUESTED] or more continuously for any thirty day period (Trigger Event). Seller has the option to take its normal butane stream to isobutane production for so long as said price relationship shall continue. In that event, Buyer has the option to pay Seller one half of the difference between average thirty day isobutane and normal butane postings in order to retain Seller's normal butane production. Example:
OPIS thirty day average price for normal butane=[CONFIDENTIAL TREATMENT REQUESTED], for isobutane=[CONFIDENTIAL TREATMENT REQUESTED]; then, Buyer has option to pay [CONFIDENTIAL TREATMENT REQUESTED], plus the applicable differential of [CONFIDENTIAL TREATMENT REQUESTED] for shipments to Ashland Petroleum or [CONFIDENTIAL TREATMENT REQUESTED] for shipments to Ashland Chemical Company. In the event that Buyer exercises said option, the price for normal butane shall be subject to adjustment of the first and sixteenth of each month using the method described in this paragraph. Upon a lapse of the circumstances that comprise a Trigger Event, effective on the next immediate first or sixteenth day of each month, whichever is soonest, the price of normal butane shall revert to the method described in Item #7, above, unless Buyer and Seller shall agree otherwise in writing within five working days of said lapse.

10.) If Buyer chooses not to proceed with the above option to retain normal butane supply, the Buyer has the right of first refusal on any or all of Seller's total isomerization unit production of isobutane of approximately [CONFIDENTIAL TREATMENT REQUESTED] at a base price calculated in the same manner as described in Item #7, above, for normal butane, except substituting OPIS postings for isobutane, plus [CONFIDENTIAL TREATMENT REQUESTED].

11.) Buyer has the right to utilize Seller's normal butane cavern storage of approximately [CONFIDENTIAL TREATMENT REQUESTED]. Buyer agrees to lift product so as to empty said cavern for at least one twenty-four hour period sometime between January first and March first each year during the term of this Agreement.